Exhibit 10.3
Eagle Rock Energy G&P, LLC
2010 Short Term Incentive Bonus Plan
Objective
The objective of the 2010 Short Term Incentive Bonus Plan (the “Plan”) is to encourage the employees of Eagle Rock Energy G&P, LLC (the “Company”) to conduct activities that result in the achievement of the Company’s financial objectives. The Company serves as the general partner of the general partner of Eagle Rock Energy Partners, L.P. (the “Partnership”) and receives reimbursement from the Partnership for its expenses, including payments under this Plan. References in the Plan to “Enterprise” mean the Company, the Partnership and all of its subsidiaries.
Participants
Regular full-time employees who were 1) employed during 2010; 2) hired prior to October 1, 2010; and 3) who are active full-time employees at the time of bonus payment are “Participants” in the Plan; provided, however, that the Company may cause an employee who began employment after September 30, 2010 to be included as a Participant, but only if such treatment is expressly set forth in a written offer letter from the Company at the time of employment. If bonus payments are made under the Plan, they are expected to be paid in March 2011. Any bonus payment made under the plan will be prorated for the amount of time a Participant was employed with the Company during 2010; unless provided otherwise in any offer letter or employment agreement between the Company and such employee.
Plan Provisions
•	The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), based on funding approval by the Board of Directors of the Company (the “BOD”), and subject to performance recommendations made by the Chief Executive Officer (“CEO”) and members of senior management (“Senior Management) as described in further detail in this Plan, as follows:
•	The BOD must first determine the Partnership’s 2010 financial results and approve a Funding Percentage, and the BOD has full discretion to fully or partially fund the Plan, or to deny funding;

•	The Committee has complete discretion in administering the Plan and approving individual bonus payments under the Plan after the BOD has approved a Funding Percentage.
•	Each Participant will be assigned and notified of their Target Bonus Percentage (as defined below) in writing during the First Quarter of 2010 or, if starting with the Company after such notification event, in a written offer letter at the time of initial employment. The Target Bonus Percentage is a percentage of the Participant’s Annual Base Compensation (as defined below), and represents the target bonus opportunity based on achievement of the Enterprise Goals and the results of individual performance review appraisals performed at the end of 2010 and/or early 2011. Participants who have performed at an exceptional level and whose accomplishments are recognized by the Committee or Senior Management could earn up to 125% of their Target Bonus Percentage. The Company shall accrue at 100% of the Target Bonus Percentages for all Participants eligible to participate in the Plan, unless the Committee directs management to accrue at a lower percentage, and the total bonus payouts for the Company cannot exceed the total accrued amounts for the pool of participants, unless an exception is made by the BOD.
•	Participants are not guaranteed to receive a bonus payment.
Bonus Payments
Each Participant’s bonus payment will be calculated according to the following formula:
Bonus = Annual Base Compensation
*	Bonus Target Percentage

*	Funding Percentage

*	Individual Performance Factor

*	Proration Factor
where,

Annual Base Compensation =	regular base salary, or regular hourly rate * 2080.

Bonus Target Percentage =	% assigned by the Committee for Senior Management and by Senior Management for all other Participants, based on Participant’s position level in relation to other positions in the Company (e.g., requirements relative to the skills and knowledge required to perform the essential job functions, overall level of responsibility, decision making authority, and impact to the Company’s overall operations and financial performance).

Funding Percentage =	% determined by, and at the complete discretion of, the BOD and is expressly dependent on achievement of Enterprise financial, operational and safety goals (see “Enterprise Goals” below).

Individual Performance Factor =	value from 0 to 125% depending on individual performance rating relative to Participant’s Performance Appraisal Rating (see Table 1).

Proration Factor =	value from 0 to 1.0 depending on amount of service in plan year.

2010 Enterprise Goals
Financial Goals:

• Adjusted EBITDA	$[****]

• Maintenance CAPEX	Not to exceed $25,500,000 (excluding acquisitions or major organic growth projects)

• Growth CAPEX	Target: $14,500,000 (excluding acquisitions)

Upstream development Unit costs not to exceed $1.01 / MCFE

Target IRR hurdles for all capital projects will be at (or greater than):

• 18% IRR for Midstream Projects; and

• 25% IRR for Upstream Projects

• Operating Expenses	Upstream: Not to exceed $22,100,000 (excludes TOTI) Unit OPEX not to exceed $[*****] / MCFE

Midstream: Not to exceed $55,000,000 (excludes TOTI) Unit OPEX not to exceed $[*****] /MCFE of throughput

Environmental and Safety Goals:

• Recordable Incident Rate	Not to exceed 1.50

• Preventable Vehicle Incidents	Not to exceed 5

• Implementation of a contractor safety management program designed to drive contractor safety performance at Eagle Rock’s work sites

• Environmental and Regulatory Compliance:	Implementation of the OpsInfo EMIS System

Implementation of an internal audit program of EH&S policies, procedures, and training across both operating segments

• NRC Recordable Spills	No major spills
Governance Goals:

• Sarbanes Oxley Compliance	No material weaknesses in Sarbanes Oxley Section 404 Attestation Audit of Internal Controls

[*****]	Indicates redacted terms for which confidential treatment has been requested from the Securities and Exchange Commission.

Individual Goals and Performance Appraisal Rating
•	Each Participant will document a set of measurable 2010 goals by the later of February 1, 2010 or one month of their employment start date. These goals should support the achievement of the 2010 Enterprise Goals and must be approved by Participant’s immediate supervisor. Senior Management’s goals must also be approved by the Committee.

•	The achievement of these goals will be a key factor in determining a Participant’s Performance Appraisal Rating.

•	The Committee will determine the Performance Appraisal Rating for the Chief Executive Officer and approve the Performance Appraisal Ratings of Senior Management, with recommendations of the Chief Executive Officer, and Senior Management will determine the Performance Appraisal Ratings for all other Participants, with recommendations made by the immediate supervisor and all other supervisors in between such supervisor and Senior Management.
Individual Performance Factor
•	The Committee, with respect to Senior Management, and Senior Management, with respect to all other Participants, will consider the Performance Appraisal Rating and, in their discretion, further evaluate the Participant’s performance by assigning an Individual Performance Factor within the appropriate range (Table 1) which indicates the eligible percentage to receive up to 125% of their bonus target percentage for exceptional contributions.

Table 1
Individual Performance Factors

Performance Appraisal Rating	Individual Performance Factor

1 — Exceptional	91 — 125%
2 — Strong	81 — 90%
3 — Fully Met Expectations	51 — 80%
4 — Acceptable, but improvement is needed	25 — 50%
5 — Performance Requires Improvement	0%

Example Bonus Calculation
Assume the Company achieves most, but not all, of its 2010 Enterprise Goals. The BOD reviews the performance of the company and determines that a Funding Percentage of 90% is appropriate. Participant A is an operator who was rated “Exceptional” by his supervisor, based on his achievement of his individual goals. Management determines that Participant A should receive an Individual Performance Factor of 91% based on the Performance Appraisal Rating. Participant A makes $25/hr and was hired on April 1, 2010.
In this example,

Annual Base Compensation =	$25/hr * 2080 hours = $52,000

Bonus Target Percentage =	6%

Funding Percentage =	90% (determined by the BOD’s assessment of achievement of 2010 Enterprise Goals)

Individual Performance Factor =	91% (based on Performance Appraisal Rating and Senior Management discretion)

Proration factor =	75% (Participant A worked 9 months during 2010)
So,
Bonus payment = $52,000 * 0.06 * 0.90 * 0.91 * 0.75 = $1,916.46
APPROVED AND ADOPTED DECEMBER 30, 2009
BY THE BOARD OF DIRECTORS